VPR Brands Announces Q3 and Year to Date 2019 Results

FORT LAUDERDALE, Florida (November 13, 2019) - VPR Brands, LP (OTCQB: VPRB), a market leader specializing in vaporizers and accessories for essential oils, cannabis concentrates and extracts (CBD), as well as electronic cigarettes containing nicotine, announced its third quarter and year to date 2019 financial results, posting increased revenues for both as compared to the comparable 2018 periods.

VPR Brands saw a 13% increase in sales revenue to $1.4 million for the third quarter of 2019, compared to the third quarter of 2018, while also posting a 24% increase in sales revenue to $4.3 million for the nine months ended September 30, 2019, compared to the nine months ended September 30, 2018. VPR Brands’ gross profit margins remained healthy, at above 40%.

“We believe VPR Brands performed well in Q3 despite the slowdown in purchasing within the vape industry late in the quarter. We were still able to grow the top line sales and maintain a healthy margin despite the obstacles encountered in the domestic vape industry. We are focusing our time and resources on CBD, international expansion, and white label clients while the mainstream domestic vape industry re-stabilizes,” said Dan Hoff, Chief Operating Officer of VPR Brands.

Kevin Frija, VPR Brands’ Chief Executive Officer and Chief Financial Officer, commented; “The vaping industry as a whole hit some major headwinds recently, which affected our sales momentum, as most of our business is vape related. We have started developing a new innovative nicotine replacement product as we expect demand to increase to replace vaping as an alternative, especially where flavors are concerned. We also shifted focus to our CBD brands, which softened the blow. We believe the CBD market represents our best opportunity to expand our sales both near and long term.”

About VPR Brands LP

VPR Brands is a technology company whose assets include issued U.S. and Chinese patents for atomization-related products, including technology for medical marijuana vaporizers and electronic cigarette products and components. The Company is also engaged in product development for the vapor or vaping market, including e-liquids, vaporizers and electronic cigarettes (also known as e-cigarettes) which are devices which deliver nicotine and or cannabis and cannabidiol (CBD) through atomization or vaping, and without smoke and other chemical constituents typically found in traditional products. For more information about VPR Brands, please visit the Company on the web at www.VPRBrands.com.

Forward-Looking Statements

This news release contains statements that involve expectations, plans or intentions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact Information:

VPR Brands, LP

Kevin Frija, Chief Executive Officer and Chief Financial Officer

(954) 715-7001

Info@VPRBrands.com